Exhibit 23

Consent of KPMG LLP

The Board of Directors
Essex Property Trust, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-________, No. 333-44467 and No. 333-21989), the registration statement on Form S-3D (No.333-36029), and the registration statement on Form S-8 (No. 333-55646) of Essex Property Trust, Inc. of our report dated February 5, 2002, except as to the second paragraph of note (3)(b) for which the date is February 15, 2002, and the second and third paragraphs of note (2)(k), note (10), and note (13) for which the date is January 6, 2003, relating to the consolidated balance sheets of Essex Property Trust, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows of Essex Property Trust, Inc. and subsidiaries for each of the years in the three-year period ended December 31, 2001 and the related financial statement schedule, which report appears in the current report on Form 8-K of Essex Property Trust, Inc., dated January 16, 2003.

/s/ KPMG LLP

San Francisco, California
January 16, 2003